Exhibit 32.0
SECTION 1350 CERTIFICATION
Each of the undersigned hereby certifies in his capacity as an officer of Banc of California, Inc. (“the Company”) that this Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2017 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

Date:	May 10, 2017	/s/ Douglas H. Bowers
Douglas H. Bowers
President/Chief Executive Officer (Principal Executive Officer)

Date:	May 10, 2017	/s/ J. Francisco A. Turner
J. Francisco A. Turner
Executive Vice President/Chief Strategy Officer and Interim Chief Financial Officer (Principal Financial Officer)

Date:	May 10, 2017	/s/ Hugh F. Boyle
Hugh F. Boyle
Executive Vice President/Chief Risk Officer